EXHIBIT 99.1
RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423)743-9151	(212)827-3773

FOR IMMEDIATE RELEASE
March 9, 2010

NN, INC. ANNOUNCES AMENDED CREDIT FACILITIES

Johnson City, Tenn., March 9, 2010 – NN, Inc. (Nasdaq: NNBR) today announced that it has amended its two credit facilities.  The existing facilities were previously amended and restated as of March 13, 2009.

James H. Dorton, Vice President and Chief Financial Officer commented, “On March 8, 2010, we amended our previously amended revolving credit facility with Key Bank as the administrative agent.  We also amended the terms for our previously amended senior notes due in April 2014 with Prudential Capital.  The Company currently has $59.2 million outstanding under the revolving credit facility and $28.6 million outstanding under the senior notes.  These amendments were necessary to establish new financial covenants and to replace those that were due to expire within 2010. The new covenants, which will be in effect through the expiration of the revolving credit facility in September 2011, reflect improving economic conditions and the resulting expected improvement in our financial results and outlook.  As of December 31, 2009, we were in compliance with all existing covenants.”

“The revised syndicated credit agreement provides for an initial commitment of $85 million, which reduces by $1 million at the end of each of the three fiscal quarters beginning with the December 31, 2010 quarter end and ending with the June 31, 2011 quarter end. The total commitment amount will reduce to $82 million during this time.  The amended facility provides for the borrowing of available funds by certain of the Company’s domestic and European subsidiaries and is collateralized by assets of the Company in addition to pledges of stock and guarantees of our domestic and foreign subsidiaries.  The loan agreements contain customary covenants including restrictions on payments for dividends, capital expenditures and stock repurchases.  The syndicated loan agreement carries a revised interest rate of LIBOR plus 4.75% and the senior notes which are due on April 2014, carry an interest rate of 8.5%.  At current interest rates, this yields a blended interest rate of approximately 6.3% on NN’s total debt.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $425 million in 2008.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2008.

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